Exhibit 26 (c)(vii)

Amendment No. 3 to the amended and

restated Principal Underwriting Agreement dated Nov. 1, 2007.

AMENDMENT NO. 3 TO THE

AMENDED AND RESTATED

PRINCIPAL UNDERWRITING AGREEMENT

Amendment dated November 1, 2007 to the Amended and Restated Principal Underwriting Agreement, dated as of January 25, 2005, by and between Transamerica Capital, Inc. (“TCI”) and Transamerica Financial Life Insurance Company (“TFLIC”) (the “Agreement”).

Whereas, the introductory paragraph has been revised to include reference to Exhibit B as an additional Exhibit to the Agreement for inclusion of the variable life separate accounts. The paragraph will now read as follows:

THIS AMENDED AND RESTATED PRINCIPAL UNDERWRITING AGREEMENT made and effective as of the 25th day of January, 2005, by and between Transamerica Capital, Inc. (“TCI”), an Iowa corporation, and Transamerica Financial Life Insurance Company (“TFLIC”), a New York Corporation, on its own behalf and on behalf the separate investment accounts of TFLIC set forth in Exhibit A (annuity accounts) and Exhibit B (life accounts) attached hereto and made a part hereof (collectively, the “Account(s)”).

WHEREAS, Exhibit A of the Agreement is hereby deleted in its entirety and replaced with the attached Exhibit A. Exhibit A has been revised to include only the variable annuity products and their respective separate investment accounts issued by TFLIC.

WHEREAS, we are adding Exhibit B to the Agreement. Exhibit B incorporates the variable life insurance products and their respective separate investment accounts issued by TFLIC into the Agreement.

NOW, THEREFORE, in consideration of the above premises and of the mutual promises contained herein and the mutual benefits to be derived herefrom, TCI and TFLIC (the “parties”), intending to be legally bound, hereby agree as follows:

1.	Agreement Remains Effective. Unless expressly modified by this Amendment, all terms and conditions contained in the Agreement shall remain in effect accordance with the terms of the Agreement.

2.

Entire Agreement and Modification. This Amendment and the Agreement contain the entire understanding and agreement between the parties hereto and supersede all prior or contemporaneous agreements relative to the subject matter of the Agreement. This Amendment and the Agreement may not be amended, modified, supplemented or changed, in any respect whatsoever, except by a written agreement duly executed by the parties.

IN WITNESS WHEREOF, the parties, by their duly authorized officers, have executed this Amendment on the dates indicated.

TRANSAMERICA CAPITAL, INC.	TRANSAMERICA FINANCIAL
LIFE INSURANCE COMPANY

By: /s/ Rob Frederick       By:Darin D. Smith

Rob Frederick	Darin D. Smith

Title: Executive Vice President	Title: Assistant Vice President
and Chief Operating Officer

Date:11/27/2007   Date: 26 November 2007

EXHIBIT A

Variable Annuity Product Separate Accounts

Separate Account VA BNY

Separate Account VA GNY

Separate Account VA QNY

Separate Account VA WNY

Separate Account VA YNY

Separate Account VA-5NLNY

Separate Account VA-6NY

Separate Account VA-2LNY

TFLIC Separate Account C

TFLIC Separate Account VNY

TFLIC Series Annuity Account

EXHIBIT B

Variable Life Product Separate Accounts

TFLIC Series Life Account